Exhibit 99.1

Corbus Pharmaceuticals Reports First Quarter 2025 Financial Results and Provides a Corporate Update

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Dose optimization and RP2D determination on schedule for completion in Q4 2025 for the Nectin-4 ADC CRB-701 in HNSCC, cervical and mUC tumors
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SAD/MAD study on schedule for completion in Q3 2025 for the anti-obesity CB1 inverse agonist CRB-913
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Dose escalation study on schedule for completion in Q4 2025 for the anti-αvβ8 integrin mAB-CRB-601 in solid tumors

Norwood, MA, May 6, 2025 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), an oncology and obesity company with a diversified portfolio, today provided a corporate update and reported financial results for the quarter ended March 31, 2025.

“During the first quarter of 2025, we continued to advance our pipeline by presenting encouraging CRB-701 Phase 1 solid tumor data from U.S. and U.K. sites at ASCO GU and initiating the CRB-913 Phase 1 study in obesity,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “We look forward to reporting clinical data from all three of our pipeline programs in the 2nd half of this year including: RP2D data from our Nectin-4 ADC (CRB-701), SAD/MAD data from our anti-obesity CB1 inverse agonist (CRB-913) and the first ever dose escalation data in solid tumors for the anti- αvβ8 mAb (CRB-601). The data will be very informative in determining the next steps in our oncology and obesity programs and will form the basis of discussions with regulatory authorities and other relevant parties.”

Key Corporate and Program Updates

CRB-701 for the treatment of solid tumors, is a next-generation antibody drug conjugate (ADC) targeting Nectin-4 that contains a site-specific, cleavable linker and a precise drug antibody ratio of 2 using monomethyl auristatin E (MMAE) as the payload.

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Phase 1 dose escalation data was presented as a poster presentation at ASCO GU in February 2025. The Phase 1/2 study (NCT06265727) is being conducted by Corbus in the U.S. and Europe.

Study Highlights:

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Safety, tolerability and PK comparable to SYS6002 Phase 1 Chinese data presented at ASCO 2024 by our partner CSPC.
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Low levels of peripheral neuropathy and skin toxicity were observed in both studies.
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Clinical responses were seen in urothelial (mUC) and cervical cancer participants in both studies.
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First-time treatment in participants with head and neck squamous cell carcinoma (HNSCC) yielded multiple responses.

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Dose optimization is on-going with dosing at 2.7 mg/kg and 3.6 mg/kg cohorts in HNSCC, cervical and mUC tumors. The Company expects to complete dose optimization and establish a recommended Phase 2 dose (RP2D) in the fourth quarter of 2025.

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The U.S. Food and Drug Administration (FDA) has granted Fast Track designation to CRB-701 for the treatment of relapsed or refractory metastatic cervical cancer.

CRB-913 is a second generation, highly peripherally restricted, oral small molecule CB1 receptor inverse agonist drug designed for the treatment of obesity. CB1 inverse agonism is a clinically validated mechanism to induce weight loss. The Company dosed the first participant in the Phase 1 SAD/MAD study in March 2025, which is scheduled to be completed in Q3 2025. The Phase 1b dose-range finding study is expected to commence in the fourth quarter of 2025 and scheduled for completion in the second half of 2026.

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The Company’s pre-clinical data demonstrates CRB-913 is markedly more peripherally restricted than either monlunabant or rimonabant. CRB-913 has a brain to plasma ratio fifty times lower than rimonabant and is fifteen times more peripherally restricted than monlunabant.

CRB-601 is a potent and selective anti-αvβ8 integrin monoclonal antibody (mAB) designed to block the activation of latent TGFβ in the tumor micro-environment to treat solid tumors.

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The first participant was dosed in December 2024 in the dose escalation portion of a Phase 1 study which is being conducted in the U.S. and Europe and scheduled for completion in Q4 2025.

Financial Results for the Quarter Ended March 31, 2025

The Company reported a net loss of approximately $17.0 million, or a net loss per basic and diluted share of $1.39, for the three months ended March 31, 2025, compared to a net loss of $6.9 million, or a net loss per basic and diluted share of $0.83, for the three months ended March 31, 2024.

Operating expenses increased by $10.2 million to approximately $19.8 million for the three months ended March 31, 2025, compared to approximately $9.6 million for the three months ended March 31, 2024. The increase was primarily attributable to an increase in clinical development expenses.

As of March 31, 2025, the Company had $132.8 million of cash, cash equivalents, and investment on hand, which is expected to fund operations through Q2 2027 based on planned expenditures.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is an oncology and obesity company with a diversified portfolio and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload, CRB-601, an anti-integrin monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells, and CRB-913, a highly peripherally restricted CB1 receptor inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACT:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Bruce Mackle
Managing Director
LifeSci Advisors, LLC
bmackle@lifesciadvisors.com

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Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$15,642	$5,762
General and administrative	4,133	3,861
Total operating expenses	19,775	9,623
Operating loss	(19,775)	(9,623)
Other income (expense), net:
Interest and investment income, net	1,681	1,028
Interest expense	—	(839)
Other income, net	1,116	2,535
Total other income, net	2,797	2,724
Net loss	$(16,978)	$(6,899)
Net loss per share, basic and diluted	$(1.39)	$(0.83)
Weighted average number of common shares outstanding, basic and diluted	12,202,092	8,310,508

Comprehensive loss:
Net loss	$(16,978)	$(6,899)
Other comprehensive loss:
Change in unrealized loss on marketable debt securities	(58)	(328)
Total other comprehensive loss	(58)	(328)
Total comprehensive loss	$(17,036)	$(7,227)

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2025 (Unaudited)	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$18,900	$17,198
Investments	113,887	131,864
Restricted cash	285	285
Prepaid expenses and other current assets	4,288	3,629
Total current assets	137,360	152,976
Restricted cash	385	385
Property and equipment, net	304	385
Operating lease right-of-use assets	1,882	2,133
Total assets	$139,931	$155,879
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,068	$4,786
Accrued expenses	5,902	5,426
Operating lease liabilities, current	1,650	1,606
Total current liabilities	11,620	11,818
Operating lease liabilities, noncurrent	1,205	1,633
Total liabilities	12,825	13,451
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2025 and December 31, 2024.	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 12,232,853 and 12,179,482 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	620,999	619,285
Accumulated deficit	(493,871)	(476,893)
Accumulated other comprehensive (loss) gain	(23)	35
Total stockholders’ equity	127,106	142,428
Total liabilities and stockholders’ equity	$139,931	$155,879